Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Deborah Spak, (224) 948-2349

Investor Contacts:

Scott Bohaboy, (224) 948-3212

Clare Trachtman, (224) 948-3085

BAXTER APPOINTS MICHAEL F. MAHONEY TO ITS BOARD

DEERFIELD, Ill., October 21, 2015 – Baxter International Inc. (NYSE:BAX) today announced it has appointed to Baxter’s Board of Directors Michael F. Mahoney, president and chief executive officer of Boston Scientific Corporation. Mahoney will serve on Baxter’s corporate governance and compensation committees.

“Mike’s significant knowledge of the global medical products business and his track record of leadership will make a significant contribution to Baxter’s board,” said Robert L. Parkinson, Jr., Baxter’s chairman and chief executive officer.

“We’re pleased to welcome Mike to the board and look forward to the perspectives he will bring to our governance,” added Parkinson.

Mahoney serves as CEO and president of Boston Scientific Corporation, a position he has held since 2012. Mahoney previously held the title of president upon joining the company in 2011. Prior to that, he served as worldwide chairman for the Medical Devices and Diagnostic group at Johnson & Johnson and served as group chairman for DePuy. He received his bachelor’s degree in finance from University of Iowa, and a master’s in business administration from Wake Forest University.

“The essential nature of Baxter’s product portfolio makes the company a known and trusted brand in healthcare,” said Mahoney. “The company’s extensive portfolio and strong global footprint provide a solid foundation for growth, and I look forward to collaborating with the company’s board and management team to position the company for continued success.”

Baxter provides a broad portfolio of essential renal and hospital products, including home, acute and in-center dialysis; sterile IV solutions; infusion systems and devices; parenteral nutrition; biosurgery products and anesthetics; and pharmacy automation, software and services. The company’s global footprint and the critical nature of its products and services play a key role in expanding access to healthcare in emerging and developed countries. Baxter’s employees worldwide are building upon the company’s rich heritage of medical breakthroughs to advance the next generation of healthcare innovations that enable patient care.

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